                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   JANUARY 10, 1994
                                                --------------------



                          CITADEL HOLDING CORPORATION
                          ---------------------------
             (Exact name of registrant as specified in its charter)


 Delaware                             1-8625                 95-3885184
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(State or other jurisdiction     (Commission File      (I.R.S. Employer of
       incorporation)                 Number)               File Number)



            600 NORTH BRAND BLVD., GLENDALE, CALIFORNIA  91203-1241
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            (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:  (818) 956-7100
                                                     --------------


                                      N/A
                                      ---
         (Former name or former address, if changed since last report)

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Citadel Holding Corporation

Item 5.    Other Events. The Company issued the press release attached as
- -------    -------------
Exhibit A on January 10, 1994.

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 11, 1994                    CITADEL HOLDING CORPORATION

                                          By: /s/ Andre S. W. Shih
                                              --------------------------------
                                              Andre S. W. Shih
                                              Senior Vice President, Treasurer
                                              and Principal Financial Officer
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            [CITADEL HOLDING CORPORATION LETTERHEAD]                 NEWS
            600 North Brand Boulevard                                RELEASE
            Glendale, California 91203
            (818) 956-7100


FOR:        IMMEDIATE RELEASE

CONTACT:    Andre Shih
            (818) 551-2510

     GLENDALE, CALIFORNIA, JANUARY 10, 1993 -- Citadel Holding Corporation (AMEX: CDL), and its wholly-owned subsidiary, Fidelity Federal Bank, FSB, ("Fidelity" or the "Bank") (together, the "Company") announced today that the Company is pursuing a restructuring plan that could include both the transfer to a new Citadel subsidiary of certain problem assets and a sale of, or disposition of a controlling interest in, the Bank.
     The Company's management team and outside advisor, J. P. Morgan Securities Inc., will proceed with actions in furtherance of such a plan. The transfer of certain problem assets from the Bank, using securitized debt financing, would be made to a newly-formed Citadel real estate subsidiary. These assets would consist of commercial and larger multifamily loans and real estate owned properties with a current net book value of approximately $450 million-$490 million. The Bank had previously retained outside consultants to analyze the proposed assets to be transferred to the new Citadel real estate subsidiary, and that work is expected to be finalized within the next month and submitted to rating agencies for review.
     In conjunction with the asset disposition, the Company will begin solicitation for a strategic buyer or a new set of equity investors for the Bank. Following the proposed sale of the Bank, Citadel would become a real estate company and focus on the servicing and enhancement of its loan and real estate portfolio. The restructuring plan also calls for the Bank's disposition of substantially all remaining problem assets, consisting of primarily smaller multifamily loans, in a bulk sale to a third-party purchaser or Citadel.
     These actions follow the Company's June announcement that it would review its business and structure and explore a variety of strategic alternatives to address the current challenges of the business and financial services environment. J. P. Morgan was retained in August to assist the Company's management team with that process.

                                   Exhibit A
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Citadel Holding Corporation
Page two


     "Over the past year, our directors have carefully considered and evaluated a variety of strategic alternatives to address the ongoing financial difficulties of our Company resulting from the weakened economy and languishing real estate market in Southern California," said Richard M. Greenwood, Chief Executive Officer. "While we will fully explore the market values of this restructuring plan before making any final decisions, we see this approach as having the greatest potential to maximize shareholder values in the foreseeable future."
     "We believe that the value of Fidelity today is heavily discounted due to its problem assets," said Greenwood. "By transferring most of these problem assets to a new Citadel subsidiary, we make the Bank a more attractive acquisition or investment candidate. Based upon the work completed so far and upon the advice we have received from J. P. Morgan, I am optimistic that this move will attract investors who will be interested in providing new capital as part of an overall acquisition transaction."
     To transfer these assets and obtain debt financing in the capital markets for the transfer, Fidelity would be required to write down these assets to their bulk sale value, resulting in an additional loss of approximately $110 million, pretax. The smaller bulk sale of primarily smaller multifamily loans and other assets, currently at over $90 million net book value, would generate a loss of approximately $40 million, pretax, if such bulk sale were to occur today or in the near future. However, because of the changing composition of that pool of assets, its ultimate size and additional potential loss at the time of the proposed restructuring cannot currently be quantified. As part of the restructuring, the Company will implement a plan to streamline its operations and reduce operating expenses. This will result in additional restructuring charges associated with the plan.
     "Because of the significant conditions to a successful restructuring, we expect that these losses would only be incurred upon the sale of the Bank," said Greenwood, "at which time the effects of the losses on capital should be offset by either a new infusion of capital from investors or a merger with another financial institution."
     General valuation allowances for loans and real estate owned are targeted to reach approximately $80 million at year-end from their third quarter level of $71.2 million, in part to address Office of Thrift Supervision ("OTS") concerns (discussed below). As part of its ongoing asset review process, the Company has reassessed the valuation of its goodwill and core deposit intangibles, which will result in a writedown of
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Citadel Holding Corporation
Page three


approximately $14.0 million. The increase in reserves for losses on loans and real estate owned, write down of goodwill and intangibles, costs associated with managing troubled assets, one-time expenses related to the restructuring plan, combined with reduced income associated with a declining asset base and narrowing margins, will result in significant operating losses for the fourth quarter of approximately $38.0 million and operating losses for 1993 as a whole of approximately $68.0 million.
     The Company is currently in the final stages of various examinations by the OTS. While formal results of the examinations have not yet been issued, the OTS has expressed concerns in the areas of asset quality and the resulting negative impact on capital levels and earnings. In particular, the OTS has expressed concern that if 1993 loss trends continue, Fidelity would not be able to maintain a 4 percent core capital level. The OTS has advised the Company that it will take action that will result in Fidelity being subjected to higher examination assessments and additional regulatory restrictions including, but not limited to, (i) a limitation on increases in total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities (or earnings credited on share accounts) during the quarter; (ii) a requirement that the Bank submit to the OTS for prior review and approval the names of proposed new directors and executive officers and proposed employment contracts with any director or senior officer; (iii) a requirement that the Bank submit to the OTS for prior review and approval any third party contracts outside the ordinary course of business; and (iv) possible prior notice requirements for all affiliate transactions.
     Management believes that the current restructuring plan, if implemented, will be responsive to the OTS' concerns. To support the Bank in the context of the proposed restructuring and in response to OTS concerns about core capital of Fidelity, Citadel has infused $10.0 million of core capital into the Bank.
After the infusion, Citadel's liquid assets stand at approximately $2.3 million. Further, Citadel is now in discussions with a shareholder affiliate for an infusion of additional capital that management believes may be necessary in maintaining a core capital ratio above 4 percent during the first half of 1994. At December 31, 1993, Fidelity's core capital was in excess of 4 percent. However, no assurances can be given that current capital levels can be maintained during the next six months or that the aforementioned discussions will be successful in obtaining a new capital infusion.
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Citadel Holding Corporation
Page four


     Under the restructuring plan, the Company has hired Steve Wesson to serve as Chief Executive Officer of the new Citadel real estate subsidiary. James J. Cotter has resigned from the Bank's board of directors and will serve as Chairman of the Board of the new real estate subsidiary, which will focus on Citadel's future non-banking activities. Cotter will continue in his role as Chairman of Citadel.
     Fidelity Federal Bank offers a full range of retail financial products and services through its 42 retail branches and 10 mortgage lending offices throughout Southern California.

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